Exhibit 99.1

Balchem Corporation Announces Fourth Quarter 2012 Results

New Hampton, NY, February 21, 2013 – Balchem Corporation (NASDAQ: BCPC)
reported as follows (unaudited) for the period ended December 31, 2012.
($000 Omitted Except for Net Earnings per Share)

For the Three Months Ended December 31,

	2012	2011
	Unaudited
Net sales	$80,060	$69,733
Gross margin	22,399	20,843
Operating expenses	7,362	7,150
Earnings from operations	15,037	13,693
Other income	70	79
Earnings before income tax expense	15,107	13,772
Income tax expense	5,215	4,276
Net earnings	$9,892	$9,496

Diluted net earnings per common share	$0.33	$0.31

Shares used in the calculation of diluted net earnings per common share	30,391	30,343

For the Twelve Months Ended December 31,

	2012	2011
	Unaudited
Net sales	$310,393	$291,867
Gross margin	89,539	86,001
Operating expenses	29,762	29,776
Earnings from operations	59,777	56,225
Other income	67	513
Earnings before income tax expense	59,844	56,738
Income tax expense	19,839	17,973
Net earnings	$40,005	$38,765

Diluted net earnings per common share	$1.32	$1.28

Shares used in the calculation of diluted net earnings per common share	30,353	30,244

Balchem Corporation (NASDAQ:BCPC)

Record Quarterly Sales & Net Earnings

For the quarter ended December 31, 2012, the company achieved record quarterly net sales of $80.1 million, which is an increase of approximately 15% above the $69.7 million result of the prior year comparative quarter. Record fourth quarter net earnings were achieved of $9.9 million, an increase of $0.4 million, or 4.2% as compared with the same period last year. The $9.9 million generated diluted net earnings of $0.33 per common share versus $0.31 per common share for the prior year comparable period, an increase of 6.5%.

In this fourth quarter of 2012, the Animal Nutrition & Health (“ANH”) segment, including specialties, choline and industrial derivative products, realized record sales of $56.4 million, an increase of 18.1%, or $8.6 million over the prior year comparable quarter. Our global feed grade choline product sales were up 5.1% as volume increased 3.7%, particularly from our North American customer base, over the prior year quarter. Choline volumes sold, which track closely with broiler chick placements and egg sets, were higher in North America in the fourth quarter due to an increase in numbers of birds and their average weight. The current USDA forecast for broiler meat production has improved slightly over the previous estimate for 2013; however, such improvement is dependent on more normal crop and grain growing conditions resulting in steady or declining feed prices for broilers.

The ANH specialty ingredients sector, largely targeted to the ruminant animal markets, realized approximately 3.4% sales growth from the prior year comparable quarter. However, the comparative results in this sector were actually much stronger than the 3.4% suggests, as our results were adversely impacted by the previously announced suspension of sales of AminoShure®-L, 52% lysine, which were realized in Q4 2011. Sales of non-Aminoshure products were up 15.2% in the quarter, led by strong volume growth of Reashure® and Nitroshure™, which caused us to move into an allocation mode for these products. Dairy economics continue to support strong demand for our products despite the challenges of production animal feed/ration prices. Milk prices are currently forecasted to remain strong, and expectations of moderating feed prices have resulted in a slightly higher 2013 forecast for dairy cow numbers. These indicators should support greater utilization of our products as nutritionists and herd managers look to continue to maximize results of production animals. Also, as mentioned in a previous press release, a new manufacturing facility in Virginia has been constructed to support current and expected growth. This new facility more than doubles output capacity for our rumen-stable products, and we commenced production at this site in January 2013.

Sales of industrial grade products realized significant growth from the prior year comparable quarter, particularly due to volume, comprising approximately 32% of the sales in this segment for the quarter, up from 23% in the prior year comparable quarter. This improvement came from sales of various choline and choline derivatives for industrial applications, notably from natural gas fracking, as well as intermediate sales of our Italian-produced methylamines.

Earnings from operations for the entire ANH segment increased approximately 19% to a new quarterly record of $7.2 million as compared to $6.0 million in the prior year comparable quarter. This quarterly earnings result particularly reflects favorable operating efficiencies due to an overall 23% volume improvement in sales. These earnings were, however, unfavorably impacted by price increases in petro-chemical commodities used to manufacture choline and

Balchem Corporation (NASDAQ:BCPC)

start-up costs relating to the aforementioned new manufacturing facility in Virginia. Key raw materials rose at a very swift pace in the quarter, and while some increases were passed on to customers, our pricing initiatives in the quarter were not enough to offset all of the cost increases. Additional price increases have been, and will be, implemented in the first quarter, where we are contractually able to do so, as our businesses are likely to remain affected by these higher costs for the balance of 2013.

The ARC Specialty Products (“ARC”) segment generated record quarterly sales of $13.0 million, an increase of 5.1% from the comparable prior year quarter. This increase was principally the result of strong sales of ethylene oxide for medical device sterilization and propylene oxide for nutmeat fumigation, where volumes improved 30% sequentially from Q3 in coordination with the delay in almond harvest reported in Q3. Earnings from operations for this segment, at $5.5 million, improved 9.3% from the prior year comparable quarter due to efficiencies from increased volumes and a favorable product mix, which were partially offset by price increases in key petro-chemical commodities. We continue to monitor raw material prices  and seek to adjust prices timely within contractual guidelines.

Sales of the Food, Pharma & Nutrition (“FPN”) segment were $10.7 million, an increase of 11.0% from the comparable prior year quarter. The domestic and international food sector sales were up approximately 8% this quarter, as we saw growth of encapsulated ingredients for baking, prepared food, preservation and confection markets, especially in the European markets. We also realized strong double-digit growth in sales of our VitaShure® products for nutritional enhancement, including sustained release amino acid products for sports performance products. Earnings from operations for this segment, however, declined to $2.3 million, versus $2.6 million in the prior year comparable quarter, largely due to an unfavorable product mix and increases in costs of certain key raw materials for our human choline products.

Consolidated gross margin for the quarter ended December 31, 2012 improved 7.5% to $22.4 million, as compared to $20.8 million for the prior year comparable period. Gross margin percentage did however decline to 28.0% of sales as compared to 29.9% in the prior year comparative period, principally due to the previously mentioned raw material cost increases, product mix and start-up costs relating to the new Virginia manufacturing facility. Operating (Selling, R&D, and General and Administrative) expenses at $7.4 million were up approximately 3.0% from the prior year comparable quarter, however, declined as a percentage of sales to 9.2% from 10.3%, as we continue to prudently exercise tight controls over these expenses. Our effective tax rate for the three months ended December 31, 2012 and 2011 was 34.5% and 31.0%, respectively. This increase in the effective tax rate is primarily attributable to a change in apportionment relating to state income taxes and the expiration/lack of renewal of the 2012 U.S. R&D tax credit.

The Company continues to maintain and grow a solid financial structure. Diligent working capital controls, particularly effective inventory and accounts receivable management, contribute strongly to the business performance. The $181.7 million of net working capital on December 31, 2012 included a cash balance of $144.7 million, up from $114.8 million at December 31, 2011, and reflects the early pay-down of the Italian long-term debt, the early $6.5 million payment in December of our 2012 dividend to shareholders and $13.9 million of capital expense funding, predominantly for the new Virginia site.

Balchem Corporation (NASDAQ:BCPC)

Commenting further, Dino A. Rossi, Chairman, CEO and President of Balchem said, “These record fourth quarter achievements are a reflection of strong underlying focus on generating sales growth in our core business segments, and the value of our diversified portfolio. As noted previously, certain quarterly fluctuations of any particular segment or product line will occur, like softness in our FPN domestic food encapsulates, human choline, and ANH Specialties, which were neatly offset by steady growth in ARC and double-digit growth in the ANH industrial grade products. Staying focused on macro-economic market trends and responsive to cautious near-term actions by our customers is critically important during these economically challenging times. Development efforts of pipeline products and prospects continue. We remain focused on operating expense management, new production (Virginia) and supply chain capabilities, including but not limited to logistics and currency, to deliver cost competitive solutions to our customers. Our balance sheet has continued to strengthen, as we continue to seek out strategic acquisitions or partnership ventures to complement the noted organic growth.”

Quarterly Conference Call
A quarterly conference call will be held on Thursday, February 21, 2013 at 11 AM Eastern Time (ET) to review fourth quarter 2012 results. Dino A. Rossi, Chairman, President and CEO, and Frank Fitzpatrick, Chief Financial Officer, will host the call. We invite you to listen to the conference by calling toll-free 1-877-407-8289 (local dial-in 1-201-689-8341), five minutes prior to the scheduled start time of the conference call. The conference call will be available for digital replay two hours after the conclusion of the call through end of day Friday, March 8, 2013. To access the replay of the conference call, dial 1-877-660-6853 (local dial-in 1-201-612-7415), and use conference ID #408976.

Segment Information
Balchem Corporation consists of three business segments: ARC Specialty Products; Food, Pharma & Nutrition; and Animal Nutrition & Health. Through ARC Specialty Products, Balchem provides specialty-packaged chemicals for use in healthcare and other industries. The Food, Pharma & Nutrition segment provides proprietary microencapsulation solutions to a variety of applications in the human food, pharmaceutical and nutrition marketplaces. The Animal Nutrition & Health segment manufactures and supplies products to numerous animal health markets and certain derivative products into industrial applications.

Forward-Looking Statements
This release contains forward-looking statements, which reflect Balchem’s expectation or belief concerning future events that involve risks and uncertainties. Balchem can give no assurance that the expectations reflected in forward-looking statements will prove correct and various factors could cause results to differ materially from Balchem’s expectations, including risks and factors identified in Balchem’s annual report on Form 10-K for the year ended December 31, 2011. Forward-looking statements are qualified in their entirety by the above cautionary statement. Balchem assumes no duty to update its outlook or other forward-looking statements as of any future date.

Contact:  Karin McCaffery, Balchem Corporation
Telephone: 845-326-5635

Balchem Corporation (NASDAQ:BCPC)

Selected Financial Data
($ in 000’s)

Business Segment Net Sales:
	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2012	2011	2012	2011
ARC Specialty Products	$12,958	$12,335	$49,990	$47,851
Food, Pharma & Nutrition	10,664	9,605	44,070	42,525
Animal Nutrition & Health	56,438	47,793	216,333	201,491
Total	$80,060	$69,733	$310,393	$291,867

Business Segment Earnings:
	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2012	2011	2012	2011
ARC Specialty Products	$5,509	$5,041	$20,332	$18,636
Food, Pharma & Nutrition	2,339	2,618	11,335	11,113
Animal Nutrition & Health	7,189	6,034	28,110	26,476
Interest and other income	70	79	67	513
Total	$15,107	$13,772	$59,844	$56,738

Selected Balance Sheet Items
	December 31,	December 31,
	2012	2011
Cash and Cash Equivalents	$144,737	$114,781
Accounts Receivable	41,999	34,433
Inventories	20,693	18,637
Other Current Assets	4,480	7,889
Total Current Assets	211,909	175,740

Property, Plant, & Equipment (net)	52,725	44,282
Other Assets	47,911	51,695
Total Assets	$312,545	$271,717

Current Liabilities	$30,234	$30,913
Long-Term Obligations	9,299	8,795
Total Liabilities	39,533	39,708

Stockholders' Equity	273,012	232,009

Total Liabilities and Stockholders' Equity	$312,545	$271,717

Balchem Corporation (NASDAQ:BCPC)

Consolidated Statements of Cash Flows	Twelve Months Ended
	December 31,
	2012	2011

Cash flows from operating activities:
Net earnings	$40,005	$38,765

Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	9,641	9,291
Stock compensation expense	3,906	3,692
Shares issued under employee benefit plans	310	475
Deferred income tax expense	(92)	307
Provision for (recovery of) doubtful accounts	57	(27)
Foreign currency transaction loss	88	197
Loss on impairment of assets	-	94
Changes in assets and liabilities
Accounts receivable	(7,642)	(2,697)
Inventories	(1,979)	(3,009)
Prepaid expenses and other current assets	(387)	(339)
Accounts payable and accrued expenses	5,775	739
Income taxes	3,890	(2,924)
Other	209	338
Net cash provided by operating activities	53,781	44,902

Cash flows from investing activities:
Capital expenditures	(13,883)	(6,612)
Proceeds from sale of property, plant and equipment	-	28
Intangible assets acquired	(121)	(25)
Net cash used in investing activities	(14,004)	(6,609)

Cash flows from financing activities:
Proceeds from long-term debt	178	-
Principal payments on long-term debt	(1,386)	(3,557)
Proceeds from stock options exercised and restricted shares purchased	1,905	4,451
Excess tax benefits from stock compensation	2,862	2,894
Dividends paid	(11,703)	(4,311)
Purchase of treasury stock	(1,699)	(109)
Net cash used in financing activities	(9,843)	(632)

Effect of exchange rate changes on cash	22	(133)

Increase in cash and cash equivalents	29,956	37,528

Cash and cash equivalents beginning of period	114,781	77,253
Cash and cash equivalents end of period	$144,737	$114,781